Exhibit 99.1

Fairchild Semiconductor Reports Results for the Third Quarter of 2010

•	Gross Margin Expands for Sixth Quarter in a Row as New Products Drive Richer Mix

•	Reduced Debt by $123 million to Record Low $322 million

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power and mobile products, today announced results for the third quarter ended September 26, 2010. Fairchild reported third quarter sales of $414.4 million, up 1% from the prior quarter and 25% higher than the third quarter of 2009.

Fairchild reported third quarter net income of $35.8 million or $0.28 per diluted share compared to $43.8 million or $0.34 per diluted share in the prior quarter and $2.7 million or $0.02 per diluted share in the third quarter of 2009. Gross margin was 36.4% compared to 35.0% in the prior quarter and 26.0% in the quarter one year ago.

Fairchild reported third quarter adjusted gross margin of 36.5%, up 130 basis points sequentially and 960 basis points higher than in the third quarter of 2009. Adjusted gross margin excludes accelerated depreciation and inventory reserve releases related to fab closures. Adjusted net income was $52.8 million or $0.42 per diluted share, compared to $51.3 million or $0.40 per diluted share in the prior quarter and $14.9 million or $0.12 per diluted share in the third quarter of 2009. Adjusted net income excludes amortization of acquisition-related intangibles, restructuring and impairments, gain associated with debt buyback, net impairment/gain on equity investments, accelerated depreciation and inventory reserve releases related to fab closures, write-off of deferred financing fees, charge for litigation, and associated net tax benefits of these items and other acquisition-related intangibles.

“We generated solid gross margin and earnings growth in the third quarter due to continued improvements in product mix,” said Mark Thompson, Fairchild’s president and CEO. “Our mix benefited from stronger sales of our mobile power and switch products as well as many of our high voltage products and we expect these trends to continue in the fourth quarter. We grew sales 1% sequentially as we reduced days of inventory in the distribution channel to a historic low for us. We delivered an adjusted gross margin of 36.5% and expect to increase this level again in Q4 to a record high.

End Markets and Channel Activity

“Demand was generally in-line with expectations for all segments except the computing and consumer end markets,” stated Thompson. “Our sales into the OEM channel were up 10% sequentially to support our key customers’ continued growth, especially in the mobile segment. We continue to closely manage distribution and reduced our shipments into the channel by 3% in Q3 even as sell-through increased 3% from the prior quarter. This resulted in a 1% reduction in channel inventory dollars or roughly a 2 day decrease to a very lean 7.7 weeks. Recall that our target for distribution inventory is between 7.5 to 8.5 weeks and we plan to exit the year at the low end of this range.

Third Quarter Financials

“We delivered another quarter of strong financial results as we continue to ship a richer mix of analog and power management products,” said Mark Frey, Fairchild’s executive vice president and CFO. “We increased adjusted gross margin for the sixth quarter in a row and our backlog indicates further margin expansion in Q4 on the strength of higher new product sales. R&D and SG&A expenses were $87.8 million and adjusted tax expense was $9 million or 15% of adjusted income before taxes, both in line with expectations. We paid off $123 million in debt and repurchased $8 million in stock while generating $58 million of free cash flow. At the end of the quarter, total cash and securities exceeded our debt by a record high $93 million. We grew internal inventory 4 days to just under 75 days.

Forward Guidance

“We expect sales to be $390 to $410 million in the fourth quarter,” said Frey. “Our current scheduled backlog is sufficient to achieve this range but we expect to manage distribution backlog lower to maintain our very lean channel. We expect to increase gross margin another 50 to 100 basis points due primarily to continued improvements in product mix. We anticipate R&D and SG&A spending of $85 to $87 million in the fourth quarter. Net interest expense is expected to be roughly $2 million per quarter going forward. The adjusted tax rate is forecast at 15 to 20 percent for the quarter. As with last quarter, we are not assuming any obligation to update this information, although we may choose to do so before we announce fourth quarter results.”

Adjusted gross margin, adjusted net income and loss and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. We exclude accelerated depreciation and inventory write-offs/reserves related to fab closures from GAAP gross margins to determine adjusted gross margins. To determine adjusted net income/loss, we exclude amortization of acquisition-related intangibles, restructuring and impairments, gain associated with debt buyback, net impairment/gain on equity investments, accelerated depreciation and inventory reserve releases related to fab closures, write-off of deferred financing fees, charge for litigation, and associated net tax benefits of these items and other acquisition-related intangibles. To determine free cash flow, we subtract capital expenditures from GAAP cash provided by operating activities. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 26, 2010	June 27, 2010	September 27, 2009	September 26, 2010	September 27, 2009

Total revenue	$414.4	$409.6	$331.8	$1,202.0	$833.0
Cost of sales (1)	263.5	266.3	245.5	786.2	648.1

Gross margin	150.9	143.3	86.3	415.8	184.9

Gross margin %	36.4%	35.0%	26.0%	34.6%	22.2%

Operating expenses:
Research and development (2)	30.5	29.1	24.9	88.0	74.3
Selling, general and administrative (3)	57.3	56.0	43.4	165.6	131.8
Amortization of acquisition-related intangibles	5.5	5.6	5.6	16.7	16.7
Restructuring and impairments	1.3	—	4.1	3.7	22.1
Charge for litigation	8.0	—	—	8.0	—

Total operating expenses	102.6	90.7	78.0	282.0	244.9

Operating income (loss)	48.3	52.6	8.3	133.8	(60.0)
Other expense, net	3.8	2.6	4.4	8.8	15.4

Income (loss) before income taxes	44.5	50.0	3.9	125.0	(75.4)

Provision (benefit) for income taxes	8.7	6.2	1.2	22.8	(2.1)

Net income (loss)	$35.8	$43.8	$2.7	$102.2	$(73.3)

Net income (loss) per common share:
Basic	$0.29	$0.35	$0.02	$0.82	$(0.59)

Diluted	$0.28	$0.34	$0.02	$0.80	$(0.59)

Weighted average common shares:
Basic	124.5	125.2	123.9	124.8	123.8

Diluted	127.1	128.1	127.5	128.0	123.8

(1) Equity compensation expense included in cost of sales	$0.9	$1.6	$2.4	$4.8	$3.2
(2) Equity compensation expense included in research and development	$1.0	$1.1	$1.1	$3.2	$2.6
(3) Equity compensation expense included in selling, general and administrative	$2.8	$3.2	$1.7	$8.4	$5.9

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 26, 2010	June 27, 2010	September 27, 2009	September 26, 2010	September 27, 2009
Net income (loss)	$35.8	$43.8	$2.7	$102.2	$(73.3)
Adjustments to reconcile net income (loss) to adjusted net income (loss):
Restructuring and impairments	1.3	—	4.1	3.7	22.1
Net impairment/gain on equity investments (1)	—	—	—	—	2.1
Gain associated with debt buyback (1)	—	—	—	—	(0.8)
Accelerated depreciation on assets related to fab closure (2)	0.5	0.9	3.0	2.7	6.7
Write-off of deferred financing fees (1)	2.1	—	—	2.1	—
Charge for litigation	8.0	—	—	8.0	—
Inventory write off/release associated with fab closure (2)	(0.1)	—	(0.1)	(0.2)	0.5
Amortization of acquisition-related intangibles	5.5	5.6	5.6	16.7	16.7
Associated net tax effects of the above and other acquisition-related intangibles	(0.3)	1.0	(0.4)	0.7	(2.7)

Adjusted net income (loss)	$52.8	$51.3	$14.9	$135.9	$(28.7)

Adjusted net income (loss) per common share:
Basic	$0.42	$0.41	$0.12	$1.09	$(0.23)

Diluted	$0.42	$0.40	$0.12	$1.06	$(0.23)

(1)	Recorded in other expense, net
(2)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 26, 2010	June 27, 2010	September 27, 2009	September 26, 2010	September 27, 2009

Gross margin	$150.9	$143.3	$86.3	$415.8	$184.9
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to fab closure	0.5	0.9	3.0	2.7	6.7
Inventory write off/release associated with fab closure	(0.1)	—	(0.1)	(0.2)	0.5

Adjusted gross margin	$151.3	$144.2	$89.2	$418.3	$192.1

Adjusted gross margin %	36.5%	35.2%	26.9%	34.8%	23.1%

Adjusted net income, adjusted net income per share, and adjusted gross margin should not be considered as alternatives to net income (loss), net income (loss) per share, gross margin or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 26, 2010	June 27, 2010	December 27, 2009

ASSETS
Current assets:
Cash and cash equivalents	$384.5	$459.7	$415.8
Short-term marketable securities	0.1	0.1	0.1
Receivables, net	171.1	173.1	134.0
Inventories	220.1	210.2	189.5
Other current assets	48.7	38.5	41.8

Total current assets	824.5	881.6	781.2

Property, plant and equipment, net	650.8	640.2	653.2
Intangible assets, net	64.4	69.9	81.1
Goodwill	161.3	161.3	161.3
Long-term securities	29.8	36.7	35.8
Other assets	51.3	47.9	49.8

Total assets	$1,782.1	$1,837.6	$1,762.4

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.8	$5.3	$5.3
Accounts payable	145.1	145.9	119.6
Accrued expenses and other current liabilities	127.0	98.5	70.6

Total current liabilities	275.9	249.7	195.5

Long-term debt, less current portion	317.8	439.3	466.9
Other liabilities	71.1	61.3	71.1

Total liabilities	664.8	750.3	733.5

Temporary equity - deferred stock units	2.2	2.1	2.3
Total stockholders’ equity	1,115.1	1,085.2	1,026.6

Total liabilities, temporary equity and stockholders’ equity	$1,782.1	$1,837.6	$1,762.4

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 26, 2010	September 26, 2010	September 27, 2009
Cash flows from operating activities:
Net income (loss)	$35.8	$102.2	$(73.3)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	39.2	118.9	120.7
Non-cash stock-based compensation expense	4.7	15.9	11.7
Non-cash restructuring and impairments expense	—	—	0.8
Gain on debt buyback	—	—	(0.8)
Gain on sale of equity investment	—	—	(0.2)
Write-off of equity investment	—	—	2.3
Write-off of deferred financing fees	2.1	2.1
Deferred income taxes, net	(3.2)	(0.3)	(11.6)
Other	0.3	0.9	0.9
Changes in operating assets and liabilities, net of acquisitions	17.3	(2.4)	68.4

Cash provided by operating activities	96.2	237.3	118.9

Cash flows from investing activities:
Capital expenditures	(38.6)	(89.5)	(33.0)
Purchase of marketable securities	—	—	(0.4)
Sale of marketable securities	1.5	1.5	0.3
Maturity of marketable securities	—	0.1	0.2
Purchase of equity investment	(3.0)	(3.0)	—
Other	(0.3)	(0.9)	(1.2)
Acquisitions	—	—	(1.5)

Cash used in investing activities	(40.4)	(91.8)	(35.6)

Cash flows from financing activities:
Repayment of long-term debt	(123.0)	(150.6)	(17.7)
Proceeds from issuance of common stock and from exercise of stock options, net	—	0.2	—
Purchase of treasury stock	(8.0)	(25.6)	—
Other	—	(0.8)	(0.7)

Cash used in financing activities	(131.0)	(176.8)	(18.4)

Net change in cash and cash equivalents	(75.2)	(31.3)	64.9
Cash and cash equivalents at beginning of period	459.7	415.8	351.5

Cash and cash equivalents at end of period	$384.5	$384.5	$416.4

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 26,	September 26,	September 27,
	2010	2010	2009

Cash provided by operating activities	$96.2	$237.3	$118.9
Capital expenditures	(38.6)	(89.5)	(33.0)

Free cash flow	$57.6	$147.8	$85.9

Editorial Contacts:

Fairchild Semiconductor:	Fairchild Semiconductor:	Agency Contact:
Patti Olson	Dan Janson	Topaz Partners
Corporate Communications	Investor Relations	Paul R. Hughes
(800) 341-0392 X 8728	(207) 775-8660	(781) 404-2416
Email: patti.olson@fairchildsemi.com	Email: investor@fairchildsemi.com	phughes@topazpartners.com